CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our report dated July 30, 2018, with respect to the financial statements of Wells Fargo WealthBuilder Conservative Allocation Fund, Wells Fargo WealthBuilder Equity Fund, Wells Fargo WealthBuilder Growth Allocation Fund, Wells Fargo WealthBuilder Growth Balanced Fund, and Wells Fargo WealthBuilder Moderate Balanced Fund, five of the funds comprising the Wells Fargo Funds Trust, as of May 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 31, 2018